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HEALTHNETWORK OF AMERICA
SERVICE AND SOFTWARE LICENSE AGREEMENT

    This SERVICE AND SOFTWARE LICENSE AGREEMENT ("Agreement") is made and entered into as of the 1 day of July, 2001, by and between HealthNetwork of America, a Nevada corporation ("HealthNetwork" or "Contractor"), and PRESBYTERIAN INTERCOMMUNITY HOSPITAL, a California nonprofit, public benefit corporation ("Hospital").

R E C I T A L S:

    A.  WHEREAS, Presbyterian Intercommunity Hospital, located at 12401 Washington Street, Whittier, California, requires automated dictation/transcription systems.

    B.  WHEREAS, HealthNetwork represents that it is in the business of providing such services to the public at large through its Proprietary Software known as Vox2DATA™. HealthNetwork has developed or acquired rights to various Proprietary Software (including computer programs, automated dictation forms and documentation and materials associated with such programs), in order to provide certain dictation/transcription software and systems. HealthNetwork has the right to grant licenses or sublicenses to use such software.

    C.  WHEREAS, Presbyterian Intercommunity Hospital desires to enter into a contract with HealthNetwork to use Vox2DATA™ according to the provisions set forth in this Agreement. Hospital acknowledges and agrees that the software known as Vox2DATA™ comprises proprietary rights of HealthNetwork or its licensors.

    NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties agree as follows:

1.  INCORPORATION OF RECITALS.

    The recitals set forth in paragraphs A through C above are hereby incorporated into this Agreement. The parties enter into this Agreement as a full statement of their respective responsibilities under this Agreement.

2.  DEFINITIONS.

    2.1 "Software" means machine-readable code, compiled software programs, documentation and related information, as well as any algorithms, methods, concepts, program logic, program architecture, and automated dictation forms, embodied in the code, documentation and information.

    2.2 "Proprietary Software" means any and all computer programs, including the programs identified in paragraph 2.1 of this Agreement, delivered to Hospital by or on behalf of HealthNetwork, for use with the Designated System(s) identified in Paragraph 2.4 together with all Software comprising, associated with, or relating to such programs.

    2.3 "Use" or "Used" means, with respect to machine-readable Software: (a) entering and/or storing any portion of the Proprietary Software into or in any machine; (b) transmitting any portion of the Proprietary Software to a machine for processing; (c) executing any code or machine instructions contained in the Proprietary Software; and/or (d) displaying any of the Proprietary Software in connection with the processing of such code or machine instructions.

    2.4 "Designated System(s)" means the particular computer hardware and software system furnished by Contractor for Hospital's Use under this Agreement, which incorporates the Proprietary Software and which will remain the property of Contractor during the term of this Agreement and in perpetuity.

    2.5 "Field Use" means Use of Proprietary Software on the Designated System(s) by Hospital, or persons under its control who have been advised of the obligations of this Agreement.

3.  LIMITED LICENSE TO USE PROPRIETARY SOFTWARE.

    3.1 Subject of the terms and conditions of this Agreement, HealthNetwork grants to Hospital a personal, nontransferable and nonexclusive limited license to Use the Proprietary Software on the Designated System(s), including automated dictation forms developed by and furnished for Hospital's Use by Contractor.

    3.2 Hospital acknowledges and agrees that this Agreement grants Hospital no title or right of ownership in or to the Proprietary Software, the automated dictation forms or the Designated System(s). Hospital shall not at any time take or cause any action which would be inconsistent with or tend to impair the rights of HealthNetwork or its licensors in the Proprietary Software.

    3.3 Hospital shall not, without the prior written consent of HealthNetwork, Use the Proprietary Software or Designated System(s) or permit the Proprietary Software or Designated System(s) to be Used (directly or indirectly): (a) other than solely for Hospital's internal business purposes; (b) other than solely on the Designated System(s); (c) at a location other than the Hospital; (d) by any entity other than Hospital or persons under its control; (e) for the purpose of developing other Software for license for sale to others; or (f) other than solely for the purpose of processing physician dictation information within the scope of the business operations at Hospital.

4.  NO MODIFICATION OR REPRODUCTION OF PROPRIETARY SOFTWARE.

    Hospital shall not modify or permit modification of the Proprietary Software or automated dictation forms. Hospital shall not, without the prior written consent of HealthNetwork, make or permit to be made any reproductions or copies of the Proprietary Software, excluding backup copies of physician voice files and transcribed documents resulting from the Use of Proprietary Software.

5.  SERVICES TO BE PROVIDED BY CONTRACTOR.

    The Contractor will provide the services necessary to implement the Vox2DATA™ software as Proprietary Software for Use by the Hospital. Preparation for Vox2DATA™ software implementation will include the services of a Vox2DATA™ innovator present at Hospital's facility both prior to implementation and during implementation to provide the following services:

  (a)
  Prior to implementation for each physician, the Vox2DATA™ innovator will gather a copy of previous dictation from each physician identified by Hospital for implementation of Vox2DATA™ service.

  (b)
  Individual physician's voice files will be captured during orientation sessions conducted with each physician at Hospital.

  (c)
  Physicians will be presented with pre-programmed automated forms for their specialty to choose from for immediate use and elimination of transcription.

  (d)
  Periodic updates of the Vox2DATA™ software will be installed by Contractor's innovator.

  (e)
  Automated forms for Hospital's physician's use will be developed and enhanced by the Vox2DATA™ innovator based upon Hospital's physicians' current dictation samples.

  (f)
  All medical forms from Contractor's Master Library of Automated Forms will be made available to the Hospital.

  (g)
  All applicable hardware will be supplied by HealthNetwork.

  (h)
  The Vox2DATA™ innovator or his designees will attend various meetings and communicate status to the Hospital.

6.  OBLIGATIONS OF HOSPITAL.

    6.1 The Hospital will designate each department, physician and contact person in the order of the implementation it desires and will:

  (a)
  Allow the review and copying of printed examples from previous physician dictation.

  (b)
  Allow the review and copying of printed examples resulting from physician dictation through the use of Vox2DATA™ software.

  (c)
  Provide requests for modifications to Vox2DATA™ proprietary dictation automated forms and requests for new dictation automated forms.

  (d)
  Provide work space for each location for physician dictation with Vox2DATA™, including access to electrical power, space for a computer and accompanying monitor in a quiet location.

  (e)
  Provide access to computer networking cables if voice files are maintained on a centrally located server computer in the Hospital and resulting dictation files are made available to Hospital as electronic files.

  (f)
  Provide access to Hospital's training or conference room for implementation Workshops conducted by HealthNetwork's representatives.

    6.2 The Hospital will provide access for observation of Vox2DATA™ system in use in the Hospital for visitors escorted at all times in the Hospital by a HealthNetwork representative.

    6.3 The Hospital will otherwise fully cooperate with HealthNetwork and its representatives to facilitate the implementation, use, enhancement, maintenance, operation, demonstration and display of the Proprietary Software and Designated System(s) in accordance with HealthNetwork's reasonable procedures and requests.

7.  OBLIGATIONS OF CONTRACTOR.

    7.1 The Contractor will be responsible for conforming to all laws, rules and regulations, policies, procedures and professional codes of ethics as are applicable to Hospital or to Contractor in so far as they relate to Contractor's services under this Agreement.

    7.2 The Contractor will provide and be responsible for Contractor's own tools and equipment or supplies for the use of Contractor in performing services under this Agreement.

    7.3 All services rendered by Contractor under this Agreement shall be performed by employees or consultants of Contractor.

    7.4 Employees or consultants of Contractor rendering services hereunder shall not also be employees of Hospital.

    7.5 The Contractor will satisfy for all of its personnel who perform services under this Agreement the requirements of federal and California laws and regulations concerning health screening that are applicable for persons who perform services in healthcare facilities.

8.  COMPENSATION.

    An installation fee of $18,400.00 will be paid by Hospital to Contractor in cash upon the signing of this Agreement. Hospital will pay a monthly Service Fee of $460.00 per month for each workstation installed by Contractor and implemented with Vox2DATA™. An additional monthly Service Fee of

$400.00 per month will be payable by the Hospital for each physician utilizing Vox2DATA™. The payment of all monthly Service Fees are due and payable by the Hospital upon presentation of a monthly statement with payment to be received within 30 days of receipt of the monthly statement.

9.  TERM OF AGREEMENT.

    The term of this Agreement shall begin on January 1, 2001 and end on December 31, 2005, unless sooner terminated pursuant to Section 12 of this Agreement.

10.  LIMITED WARRANTY.

    10.1 HealthNetwork warrants that it has full power and authority to authorize and license Hospital to Use the Proprietary Software in accordance with the terms of this Agreement.

    10.2 To the knowledge of HealthNetwork, the Proprietary Software does not infringe on any existing United States patents or copyrights owned by third parties. HealthNetwork shall defend Hospital against any claim that the Use of the Proprietary Software by Hospital permitted under this Agreement constitutes a patent or copyright infringement, but only to the extent that the action relates solely to the Proprietary Software, not materially altered or modified by or on behalf of Hospital, and is not based on the Use of Proprietary Software on other than the Designated System(s), or for which the Proprietary Software was not designed and recommended, and provided further, that: (a) Hospital gives HealthNetwork written notice within five (5) days of receipt of notice by Hospital of any such claim; (b) HealthNetwork controls the defense of any such action and has the exclusive right to settle any such claims; and (c) Hospital will fully cooperate with HealthNetwork in the defense of such claim. In the event that the Use of Proprietary Software is enjoined by a court of competent jurisdiction because of a holding of patent or copyright infringement, HealthNetwork at its sole option shall either: (a) procure for Hospital the right to continue Using the Proprietary Software; or (b) modify the Proprietary Software to make it noninfringing while still performing substantially its same functions; or (c) refund a reasonable portion of the license and monthly Service Fees paid by Hospital to Contractor under this Agreement.

    10.3 THE FOREGOING ARE THE ONLY WARRANTIES MADE BY HEALTHNETWORK WITH RESPECT TO THE PROPRIETARY SOFTWARE AND DESIGNATED SYSTEM(S) PROVIDED HEREUNDER AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

    10.4 Hospital understands and acknowledges that no third party is authorized to make any representations, agreements, commitments or warranties on behalf of, or in any way to obligate, HealthNetwork with respect to the Proprietary Software, the Designated System(s) or any other matter.

    10.5 Hospital acknowledges that the use of additional hardware or software with or in connection with the Designated System(s) might cause the Designated System(s) to deviate from its normal operation, or interfere with the operation of the Proprietary Software. USE OF ANY ADDITIONAL HARDWARE OR SOFTWARE WITH THE DESIGNATED SYSTEM(S) THAT HAS NOT BEEN EXPRESSLY APPROVED BY HEALTHNETWORK IN WRITING VOIDS ALL WARRANTIES HEREUNDER. NONE OF HEALTHNETWORK OR ANY THIRD PARTY FROM WHICH HOSPITAL OBTAINED DESIGNATED SYSTEM(S) SHALL BE LIABLE FOR, AND HOSPITAL DISCLAIMS ALL DAMAGES WHATSOEVER RESULTING FROM, USE OF ADDITIONAL HARDWARE OR SOFTWARE WITH THE DESIGNATED SYSTEM(S) THAT HAS NOT BEEN SO APPROVED BY HEALTHNETWORK.

11.  LIMITATION OF LIABILITY.

    HEALTHNETWORK'S LIABILITY WITH RESPECT TO THE PROPRIETARY SOFTWARE AND DESIGNATED SYSTEM(S) PROVIDED HEREUNDER SHALL BE LIMITED TO THE LIMITED WARRANTY PROVIDED IN SECTION 10 HEREOF AND, IN ANY EVENT, SHALL BE LIMITED TO THE LICENSE AND MONTHLY SERVICE FEES ACTUALLY PAID BY HOSPITAL FOR THE USE OF THE PROPRIETARY SOFTWARE AND DESIGNATED SYSTEM(S). HealthNetwork shall not be subject to any other obligations or liabilities, whether arising out of breach of contract, warranty, tort (including negligence and strict liability) or other theories of law, with respect to Use of the Proprietary Software or Designated System(s) or services provided hereunder or any undertakings, acts or omissions relating thereto. Without limiting the generality of the foregoing, HealthNetwork specifically disclaims any liability for property or personal injury damages, penalties, special or punitive damages, damages for loss profits or revenues, consequential damages, loss of Use of Designated System(s), Proprietary Software or equipment, loss of data, loss of capital, cost of substitute products, facilities or services, downtime, shutdown or slowdown cost, or for any other types of economic loss, and for claims of any third party for such damages. HEALTHNETWORK SHALL NOT BE LIABLE FOR AND DISCLAIMS ALL CONSEQUENTIAL, INCIDENTAL AND CONTINGENT DAMAGES WHATSOEVER, EVEN IF HEALTHNETWORK KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

12.  TERMINATION.

    12.1 After January 31, 2001, Hospital's license to Use the Proprietary Software may be terminated at any time by Hospital for any reason upon ninety (90) days prior written notice to Contractor.

    12.2 HealthNetwork may terminate Hospital's license to Use the Proprietary Software in the event that Hospital fails to comply with any term or condition of this Agreement. HealthNetwork's termination or Hospital's license to Use the Proprietary Software and the Designated System(s) and repossession of the Proprietary Software and the Designated System(s) shall be without prejudice to any other lawful remedies that HealthNetwork may have in the event of any breach of this Agreement by the Hospital. In the event of such a termination, Hospital will have no re-course against either HealthNetwork or any third party from which it obtained the Designated System(s).

    12.3 It is expressly understood and agreed that Hospital's obligations to keep the Proprietary Software confidential pursuant to Section 15 of this Agreement shall continue even after the termination, for any reason, of this Agreement (including the termination of Hospital's license to Use the Proprietary Software).

    12.4 Upon termination, for any reason, of Hospital's license to Use the Proprietary Software and the Designated System(s), Hospital shall immediately: (a) cease all Use of the Proprietary Software and the Designated System(s); (b) return to HealthNetwork all the Proprietary Software, together with all copies (authorized and unauthorized) of the Proprietary Software, including all copies of any documentation, notes, and other materials comprising or regarding the Proprietary Software; (c) remove and purge all electronically stored copies and portions of copies of the Proprietary Software; (d) return to HealthNetwork all Designated System(s) furnished by HealthNetwork.

    12.5 The term of this Agreement will automatically renew for successive one-year periods at the end of the term of this Agreement unless either party notifies the other party in writing prior to the end of the term of the Agreement that it has elected not to have the Agreement renew for the additional one-year period.

13.  RECORDS.

    If this Agreement is subject to the provisions of any federal law which governs access to books and records of subcontractors of services to Medicare providers where the cost or value of such services under the Agreement exceeds Ten Thousand Dollars ($10,000.00) over a twelve (12) month period, then Contractor shall permit representatives of the Secretary of the Department of Health and Human Services and the Comptroller General, in accord with criteria and procedures contained in applicable federal regulations, to have access to its books, documents and records as necessary to verify the cost of services provided under this Agreement.

14.  INDEPENDENT CONTRACTOR.

    Contractor is an independent contractor and engages in the operation of its own business, and neither Contractor nor Hospital shall be considered to be the agent of the other for any purpose. Neither party has authorization to enter into any contracts, assume any obligations or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a relationship of agent, servant, employee, partnership, association or joint venture between the parties. Hospital shall not be responsible to Contractor, Contractor's employees or to any governing body for any payroll-related taxes or any other employment related liability in connection with the performance of services by Contractor or Contractor's employees under this Agreement. It is expressly understood that Contractor will be responsible for all legally required tax withholding for itself and its employees. Contractor warrants that it will comply with all applicable federal, state and local laws, including but not limited to, wage and hour laws and employment discrimination laws. It is expressly understood that none of Contractor's employees who are providing services hereunder are employees of Hospital for any purpose, including but not limited to, employee welfare and pension benefits, fringe benefits of employment, workers' compensation, disability insurance or compensation for services. It is understood that Hospital is concerned solely with the results of this Agreement and that the means and methods of obtaining these results shall be under the sole direction and control of Contractor.

15.  INSURANCE.

    15.1 Contractor agrees that it shall maintain in force, at its sole expense, comprehensive general liability insurance covering the activities of Contractor and Contractor's employees, independent contractors, and agents. Such policies shall be issued and written by carriers reasonably acceptable to Hospital and with limits reasonably acceptable to Hospital.

    15.2 Contractor shall cause such policies to name Hospital as an additional insured and to require thirty (30) days written notice to Hospital prior to the effective date of any intended material change to or cancellation of such policies. Immediately after execution of this Agreement, Contractor shall present satisfactory evidence to Hospital of its compliance with these insurance requirements.

    15.3 Contractor shall maintain in full force and effect, at its sole expense, workers' compensation insurance at the levels required by California law for its employees rendering services under this Agreement.

16.  CONFIDENTIALITY AND PROPRIETARY MATTERS.

    16.1 Hospital shall not decompile, reverse engineer, translate, or generate source code with respect to the Proprietary Software, without the express prior written consent of HealthNetwork.

    16.2 Prior to termination, Hospital shall dispose of any media furnished by Contractor. Hospital shall ensure that any Proprietary Software contained by such media or stored in such computer apparatus has been completely erased or otherwise destroyed.

    16.3 For the purposes of this Agreement, the term "confidential material" shall include all information, data, books, records, plans, specifications, trade secrets, know-how, source code, schematics, strategies, customers, suppliers and such other documents, information and materials that are delivered or otherwise disclosed by one party hereunder to the other party, whether orally or in writing, and whether or not identified as confidential. The term "confidential material" does not include information which (a) is or becomes generally available to the public other than as a result of a wrongful disclosure by the recipient hereunder or such recipient's agents, (b) was available to the recipient hereunder prior to its disclosure to such recipient by either party to this Agreement, as applicable, provided that the source of such information was not known by the recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, a party to this Agreement, as applicable, (c) is or becomes available to the recipient hereunder on a nonconfidential basis from a source other than a party to this Agreement, as applicable, provided that such source was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, a party to this Agreement, as applicable, or (d) is developed or discovered by the recipient hereunder independent of the confidential material. As a condition to either party furnishing to the other party confidential material under this Agreement, each party hereby agrees as follows: Each party's confidential material will be held by the other party in strict confidence and will not be disclosed to any third party or utilized by the other party for any purpose except to the extent necessary to enable the party and its agents and representatives to perform under this Agreement, or except (i) as expressly preapproved by the party in a writing delivered to the other party, or (ii) such disclosure as may be required by law, rule or regulation or by the order or demand of a court or government agency or authority, provided, that in the case of such a disclosure requirement, the party subject to the order shall immediately notify the other party of the order so that said party will have a reasonable opportunity to object to the disclosure. Each party agrees to use its best efforts to ensure that its agents and representatives comply with the terms of this Agreement.

17.  ASSIGNMENT.

    This Agreement is not assignable, in whole or in part, by Hospital without the prior written consent of Contractor, and any attempts to make such assignment shall be void.

18.  NOTICES.

    All notices required under this Agreement shall be in writing, and shall be deemed sufficiently given if personally delivered or deposited in the United States mail, certified and postage prepaid and addressed to the respective parties as follows:

Presbyterian Intercommunity Hospital:	HealthNetwork of America:
12401 Washington Street	9301 Wilshire Blvd. Suite 201
Whittier, California 92602	Beverly Hills, California 90210

These addresses may be changed by written notice given as required by this Section 18.

19.  COMPLIANCE WITH LAWS.

    Contractor shall perform all work under this Agreement in compliance with all applicable federal, state and local laws and regulations. Contractor warrants that it will fully comply with all applicable labor and tax laws with regard to its employees.

20.  WAIVER.

    A failure of either party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

21.  MODIFICATIONS.

    No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties unless made in writing and duly signed by both parties.

22.  SURVIVING SECTIONS.

    All obligations under this Agreement which are continuing in nature shall survive the termination or conclusion of this Agreement.

23.  AFFIRMATIVE ACTION AND NONDISCRIMINATION.

    Contractor recognizes that as a governmental contractor Hospital is subject to various federal laws, executive orders and regulations regarding equal opportunity and affirmative action which also may be applicable to subcontractors. Contractor, therefore, agrees to utilize its best efforts, if necessary, to comply with applicable federal equal opportunity and affirmative action laws, executive orders, and regulations.

24.  RULES OF CONSTRUCTION.

    The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Contractor or Hospital. Section headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way limiting or amplifying the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identifications of the persons, firm or firms, corporation or corporations may require.

25.  ENTIRE AGREEMENT.

    This Agreement contains the final, complete and exclusive Agreement between the parties hereto. Any prior agreements, promises, negotiations or representations relating to the subject matter of this Agreement not expressly set forth herein is of no force or effect. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. Each party has carefully read this Agreement and signs the same of its own free will.

26.  JURISDICTION.

    This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of that State.

27.  EXECUTION.

    This Agreement may be executed in counterparts, and all such counterparts together shall constitute the entire Agreement of the parties hereto.

28.  SEVERABILITY.

    The provisions of this Agreement are specifically made severable. If any clause, provision, right and/or remedy provided herein is unenforceable or inoperative, the remainder of this Agreement shall be enforced as if such clause, provision, right and/or remedy were not contained herein.

29.  IMMIGRATION ACT.

    Contractor hereby certifies to Hospital that Contractor shall comply during the term of this Agreement with the provisions of the Immigration Reform and Control Act of 1986 and any regulations promulgated thereunder.

30.  AUTHORIZATION.

    The undersigned individuals represent that they are fully authorized to execute this Agreement on behalf of the named parties.

31.  EQUITABLE REMEDIES.

    Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

By:	/s/ Daniel F. Adams	By:	/s/ Joseph Torkan

(Print)	Daniel F. Adams	(Print)	Joseph Torkan

	Presbyterian Intercommunity Hospital		HealthNetwork of America
	12401 Washington Street		9301 Wilshire Blvd. Suite 201
	Whittier, California 92502		Beverly Hills, California 90210

Vox2Data Migration Planning Tool

Document Type	Physician Users	Source System	MD Approval To Participate in Project		Templates Samples provided to Vox2Data		Interfaces/ IS/Vendor Issues	PIH Time Frame	Vox2Data Time Frame	Status Comments

Pathology Reports	Dr. MacDonald	STAR	X		X
	Dr. Honda			X

Operative Reports	Dr. Roca	Plato
	Dr. Jahrig	Plato
	GI MD's	Plato

Acute Rehab Reports	Dr. Harris	Plato	X
	Dr. Hafezi	Plato	X

Critical Care Progress Notes	Dr. Shah	N/A	X			X
	Dr. Chishti	Hand	X			X
	Dr. D. Harris	Written	X			X
	Dr. Saketkhoo		X			X

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SERVICE AND SOFTWARE LICENSE AGREEMENT
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